UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, ICF International, Inc. (the “Company”) entered into an employment agreement with Alan Stewart, Chief Financial Officer and Senior Vice President of the Company (the “Employment Agreement”), who, the Company previously announced on November 5, 2009, is going to resign after the first quarter of 2010 after almost nine years of service to the Company. The Employment Agreement was executed to implement the orderly transition of the duties of the Chief Financial Officer.

Accordingly, the Employment Agreement provides that Mr. Stewart shall continue to serve as the Company’s Chief Financial Officer until the earlier of (i) the date on which a new Chief Financial Officer is elected, or (ii) June 1, 2010. Further, Mr. Stewart shall continue to remain employed by the Company, assisting in transitional matters, and receive his current annual salary until his separation of service from the Company, which shall occur no earlier than March 31, 2010 and no later than June 1, 2010. In addition, on or prior to March 15, 2010, Mr. Stewart shall be paid 100% of his 2009 bonus. Following his separation of service from the Company, Mr. Stewart shall also receive the severance payments and benefits set forth in his letter agreement dated December 12, 2008 between him and the Company. The Company shall reimburse Mr. Stewart for all reasonable expenses incurred by him in the course of performing his duties under the Employment Agreement, and in the event that a change in control of the Company occurs prior to Mr. Stewart’s separation from service, he shall receive the benefits set forth in the Severance Protection Agreement dated December 12, 2008 between him and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: December 23, 2009	By:	/S/ SUDHAKAR KESAVAN
Sudhakar Kesavan
Chief Executive Officer